                                                                  EXHIBIT (3) b.

         The first sentence of Article Sixth of the Charter is deleted and replaced in its entirety with the following sentence:

                  The maximum number of shares of stock which the Corporation is authorized to have outstanding at any time is eighty million (80,000,000) shares of Common Stock of the par value of one dollar ($1.00) per share (hereinafter sometimes called "Common Stock"); three thousand seven hundred five (3,705) shares of Cumulative Convertible Preferred Stock without nominal or par value (hereinafter sometimes called "Convertible Preferred Stock"); four hundred ninety nine thousand six hundred ten (499,610) shares of Subordinated Cumulative Convertible Preference Stock without nominal or par value (hereinafter sometimes called "Subordinated Preference Stock"); three million (3,000,000) shares of Subordinated Serial Preferred Stock without nominal or par value (hereinafter sometimes called "Serial Preferred Stock"); five million (5,000,000) shares of Subordinated Cumulative Preferred Stock without nominal or par value (hereinafter sometimes called "Cumulative Preferred Stock"); and five million (5,000,000) shares of Employees' Subordinated Convertible Preferred Stock without nominal or par value (hereinafter sometimes called "Employees' Preferred Stock").